Exhibit 10.4

July 1, 2014

Julie McHugh

Dear Julie,

We are very pleased to name you as one of our director designees in connection with the merger between Epirus and Zalicus Inc. (to be renamed EPIRUS Biopharmaceuticals, Inc., for purposes herein, the “Company”). Your appointment to become a member of the Company’s Board of Directors (the “Board”) is based on the following terms and conditions:

Effective Date: Your appointment is subject to (i) closing of the merger and (ii) approval by the Board (the later of these dates becomes the Effective Date). You will serve as a member of the Board commencing on the Effective Date until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Board Compensation: You will be eligible for a Retainer of $8,750 per in-person Board Meeting ($7,500 if telephonic). Compensation is based on the assumption there will be four (4) general board meetings per year, provided that your final per meeting compensation will be paid quarterly and adjusted up or down if the number of actual meetings change, including final adjustment for Q4 based on your in-person attendance record during the year.

Equity Compensation: Under our current equity plan (based on the current pre-merger capitalization), you will be granted an option to purchase 100,000 shares of the Company’s common stock with an exercise price equal to the market value of the common stock as of the next Board meeting following merger closing. The grant will vest monthly over three years. Additionally, you will be granted an option to purchase an additional 35,000 shares of the Company’s common stock annually starting at the first anniversary of your Effective Date and while you remain a Member of the Board, the grant will vest quarterly over a one year period and with an exercise price equal to the market value on your anniversary date.

Committees: You have been asked to serve on the Board’s Audit and Comp Committees, and that such committee assignment will be as agreed between you and the Company

Committee Compensation: You will be eligible for an annual retainer of $5,000 to serve on the Audit Committee and an annual retainer of $2,500 to serve on the Comp Committee.

Expenses: The Company will reimburse Director for all reasonable travel (up to $12,000 per year) and other related expenses incurred on behalf of the Company, upon submission by Director of appropriate documentation of such expenses.

Please sign and return to me one copy of this letter acknowledging your agreement to serve as a Director on the Company’s Board under the terms set forth above.

Let me know if you have any questions and we look forward to working with you.

Sincerely,

/s/ Amit Munshi	/s/ Julie McHugh
Amit Munshi	Julie McHugh